Exhibit 99.1

                                  NEWS RELEASE
                                  ------------
FOR IMMEDIATE RELEASE                                            August 14, 2003

Houston, Texas - Blue Dolphin Energy Company (NASDAQ Symbol: BDCO)

BLUE DOLPHIN ENERGY COMPANY REPORTS IMPROVED SECOND QUARTER RESULTS

Blue Dolphin Energy Company reported net income of $470,576 on revenues of $1,001,942 for the quarter ended June 30, 2003, compared to a net loss of $389,588 on revenues of $1,046,938 for the quarter ended June 30, 2002. Second quarter 2003 revenues include approximately $745,000 from the Company's reversionary working interest in the High Island Area Block A-7 field that it received in late April 2003. For the quarter, the improved results are primarily due to lower depletion expense of approximately $.2 million as a result of oil and gas properties sold in the second half of 2002, a $.4 million or 50% reduction in overhead costs and a gain of $.3 million recorded from a reduction to the Company's provision for abandonment costs.


                                  (In thousands, except per share amounts)
                                                Quarter Ended
                                                  June 30,
                                                  --------
                                                                            Net Change
                                           2003              2002          2003 vs 2002
                                      --------------    --------------     ------------
Revenues                              $        1,002    $        1,047     $        (45)
Net income (loss)                     $          471    $         (390)    $        861
Net income (loss) per common share
     Basic                            $         0.07    $        (0.06)    $       0.13
     Diluted                          $         0.07    $        (0.06)    $       0.13


For the six months ended June 30, 2003, the Company reported net income of $74,066 on revenues of $1,322,916, compared to a net loss of $1,312,999 on revenues of $1,954,504 for the six months ended June 30, 2002. The decrease in revenues in 2003 was due to sales of oil and gas properties in the second half of 2002, offset in part by oil and gas revenues from the High Island Area Block A-7 field. The improvement in 2003 results was due primarily to lower depletion expense of $.5 million, an asset impairment and associated bad debt expense of $.5 million recorded in 2002 and a gain recorded in 2003 from the reduction to the Company's provision for abandonment costs.


                                  (In thousands, except per share amounts)
                                              Six Months Ended
                                                  June 30,
                                                  --------
                                                                            Net Change
                                           2003              2002          2003 vs 2002
                                      --------------    --------------     ------------

Revenues                              $        1,323    $        1,955     $       (632)
Net income (loss)                     $           74    $       (1,313)    $      1,387
Net income (loss) per common share
     Basic                            $         0.01    $        (0.21)    $       0.22
     Diluted                          $         0.01    $        (0.21)    $       0.22



There are currently 6,649,190 shares of common stock issued and outstanding.

Blue Dolphin Energy Company is engaged in the gathering and transportation of natural gas and condensate, and the acquisition and development of oil and gas properties. Questions should be directed to Haavard Strommen, Manager of Finance, at the Company's offices in Houston, Texas, 713-227-7660. For further information see our Home Page at http://www.blue-dolphin.com.

Certain of the statements included in this press release, which express a belief, expectation or intention, as well as those regarding future financial performance or results, or which are not historical facts, are "forward-looking" statements as that term is defined in the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended. The words "expect", "plan", "believe", "anticipate", "project", "estimate", and similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance or events and such statements involve a number of risks, uncertainties and assumptions, including but not limited to industry conditions, prices of crude oil and natural gas, regulatory changes, general economic conditions, interest rates, competition, and other factors. Should one or more of these risks or uncertainties materialize or should the underlying assumptions prove incorrect, actual results and outcomes may differ materially from those indicated in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.